Exhibit 99.1

FOR IMMEDIATE RELEASE

June 24, 2014
For more information contact:
Scott Estes (419) 247-2800
Jay Morgan (419) 247-2800

GEOFFREY G. MEYERS JOINS HEALTH CARE REIT, INC.

BOARD OF DIRECTORS

Toledo, Ohio, June 24, 2014…. Health Care REIT, Inc. (NYSE:HCN) announced today that Geoffrey G. Meyers has been appointed to its Board of Directors and will serve on the Compensation, Investment and Planning Committees. Mr. Meyers has more than 30 years of health care industry experience, having most recently served as Chief Financial Officer, Executive Vice President and Treasurer of HCR Manor Care, Inc.

“We are honored to welcome Geof to Health Care REIT’s Board,” commented Jeff Donahue, HCN’s Chairman of the Board. “His broad knowledge of the post-acute and acute-care industries expand the already impressive range of expertise on our Board.”

From 1998 until his retirement in 2006, Mr. Meyers served as Chief Financial Officer for HCR Manor Care, Inc. (formerly NYSE:HCR), a provider of short-term, post-acute services and long-term care with more than 500 skilled nursing and rehabilitation centers, assisted living facilities and outpatient rehabilitation clinics under management. Prior to his work at HCR Manor Care, Mr. Meyers served as CFO of the Health Care Division of Owens-Illinois, Inc. (NYSE:OI).

Mr. Meyers is currently a member of the Board of Directors of HCA (NYSE:HCA), a leading provider of healthcare services comprised of approximately 165 hospitals and 115 freestanding surgery centers in 20 states and England. He is also Chairman of the Board of Directors of PharMerica (NYSE:PMC), an institutional pharmacy company serving primarily long-term care and assisted living facilities.

About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of March 31, 2014, the company’s broadly diversified portfolio consisted of 1,212 properties in 46 states, the United Kingdom, and Canada. More information is available on the company’s website at www.hcreit.com.